Exhibit 99.2

Q2 FY15 Question & Answer

Dec. 18, 2014

1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?

• ACT II	• Hebrew National	• Ro*Tel	• Van Camp’s

• Andy Capp’s	• La Choy	• Reddi-wip	• Wolf

• Chef Boyardee	• Marie Callender’s	• Rosarita

• Crunch ’n Munch	• Manwich	• Slim Jim

• DAVID	• PAM	• Swiss Miss

2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

• Banquet	• Hunt’s	• Parkay

• Bertolli	• Kid Cuisine	• Peter Pan

• Blue Bonnet	• Libby’s	• Snack Pack

• Egg Beater’s	• Orville Redenbacher’s	• Wesson

• Healthy Choice	• PF Chang’s

3.	How much were capital expenditures from continuing operations for the quarter?

Approximately $90 million (versus approximately $171 million in Q2 FY14), reflecting several significant planned plant expansions and improvements in the year-ago period.

4.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $150 million (versus approximately $138 million in Q2 FY14)

5.	What was the net interest expense for the quarter?

Approximately $79 million (versus approximately $95 million in Q2 FY14), reflecting debt reduction and refinancing activities

6.	What was Corporate expense for the quarter?

Unallocated Corporate amounts were $92 million of expense in the current quarter and $97 million of expense in the year-ago period. Current-quarter amounts include $25 million of unfavorable hedge-related impact and $9 million of net expense from other items impacting comparability (details starting on page 8 of this release). Year-ago period amounts include $9 million of unfavorable hedge-related impact and $24 million of expense related to other items impacting comparability. Excluding these amounts, unallocated Corporate expense was $58 million for the current quarter and $64 million in the year-ago period.

7.	How much did the company pay in dividends during the quarter?

Approximately $106 million (versus approximately $106 million in Q2 FY14)

8.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 431 million shares for the quarter

9.	Did the company repurchase any shares during the quarter?

Share repurchases were minimal during the quarter.

10.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = segment gross profit* divided by net sales

Gross margin = $913/$4,150 = 22%

Operating margin = segment operating profit** divided by net sales

Operating margin = $248/$4,150 = 6%

*	Gross profit = net sales – costs of goods sold ($4,150 – $3,237 = $913)
**	See second-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $77/$4,150 = 2%.

11.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

Q2 FY15
Total debt*	$8,479
Less: Cash on hand	$122

Net debt	$8,357

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

12.	What is the net-debt-to-total-capital ratio at quarter end?

The net-debt-to-total-capital ratio for the quarter was 60%.

This ratio is defined as net debt divided by the sum of net debt plus shareholders’ equity. See question No. 11 for the components of net debt.

13.	What is the projected tax rate for FY15?

The company expects the tax rate to be in the range of 34%, excluding items impacting comparability. The company acknowledges that the quarterly rates may be different from this, given the timing of certain matters, but the overall rate is expected to approximate 34%.

14.	What are the projected capital expenditures for FY15?

Total capital expenditures for fiscal 2015 are projected to be approximately $550 million.

15.	What is the projected depreciation and amortization expense for FY15?

Total depreciation and amortization for fiscal 2015 is projected to be approximately $560 million.

16.	What is the projected net interest expense for FY15?

Net interest expense for fiscal 2015 is projected to be approximately $330 million.

Note on Forward-looking Statements:

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to realize the synergies and benefits contemplated by the acquisition of Ralcorp and its ability to promptly and effectively integrate the business of Ralcorp; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the Ardent Mills joint venture; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; the effectiveness of ConAgra Foods’ product pricing, including product innovation, any pricing actions and changes in promotional strategies; the ultimate outcome of litigation, including litigation related to the lead paint and pigment matters; future economic circumstances; industry conditions; the effectiveness of ConAgra Foods’ hedging activities, including volatility in commodities that could negatively impact ConAgra Foods’ derivative positions and, in turn, ConAgra Foods’ earnings; ConAgra Foods’ ability to execute its operating and restructuring plans and achieve operating efficiencies; the success of ConAgra Foods’ cost-saving initiatives, innovation, and marketing investments; the competitive environment and related market conditions; the ultimate impact of any ConAgra Foods’ product recalls; access to capital; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this document to reflect future events or circumstances or otherwise.